As filed with the Securities and Exchange Commission on July 29, 2022

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BOK FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Oklahoma	73-1373454
(State of incorporation)	(I.R.S. Employer Identification No.)
Bank of Oklahoma Tower
One Williams Center
Tulsa, Oklahoma 74172
Telephone: (918) 588-6000
(Address, including zip code, of registrant’s principal executive offices)

BOK Financial 401(k) Plan
(Full title of the plan)

Stacy C. Kymes
President and Chief Executive Officer
BOK Financial Corporation
One Williams Center
Tulsa, Oklahoma 74172
Telephone: (918) 588-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:
Tamara R. Wagman
General Counsel
Frederic Dorwart, Lawyers PLLC
124 East 4th Street
Tulsa, Oklahoma 74103
Telephone: (918) 583-9922

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information
The documents containing the information specified in this Item 1 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information
The documents containing the information specified in this Item 2 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference
The following documents heretofore filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:
(a)     The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on February 23, 2022;
(b)     The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, filed on May 5, 2022;
(c)     The Registrant’s Definitive Proxy Statement on Schedule 14A, filed on March 24, 2022;
(f)     The Registrant’s Current Reports on Form 8-K, filed on January 19, 2022, January 19, 2022, February 2, 2022, March 9, 2022, April 27, 2022, May 9, 2022, June 21, 2022 and July 1, 2022; and
(g)    The description of the Registrant’s common stock contained in the Registrant’s Articles of Incorporation , incorporated by reference to (i) Amended and Restated Certificate of Incorporation of BOK Financial Corporation filed with the Oklahoma Secretary of State on May 28, 1991, filed as Exhibit 3.0 to S-1 Registration Statement No. 33-90450, and (ii) Amendment attached as Exhibit A to the Information Statement and Prospectus Supplement filed November 20, 1991.
All documents filed, but not furnished, by the Registrant pursuant to sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered under this Registration Statement have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. In no event, however, will any of the information, including exhibits, that the Registrant discloses under Item 2.02 and Item 7.01 of any report on Form 8-K that has been or may from time to time be furnished to the Commission be incorporated by reference into or otherwise become a part of this Registration Statement.
Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.	Description of Securities
Not applicable. The class of securities to be offered is registered under section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel
Not applicable.

Item 6.
Indemnification of Directors and Officers

The Oklahoma Business Corporation Act and Article VI of the Bylaws of BOK Financial Corporation provide BOK Financial Corporation with Broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes. Pursuant to such statutory and Bylaw provisions, BOK Financial Corporation has purchased insurance against certain costs of indemnification of its officer and directors.

Item 7.	Exemption From Registration Claimed Not applicable.
Item 8.	The following exhibits are filed with or incorporated by reference into this Registration Statement: Exhibit No.
4.1
The description of the Registrant’s common stock contained in the Registrant’s Articles of Incorporation , incorporated by reference to (i) Amended and Restated Certificate of Incorporation of BOK Financial Corporation filed with the Oklahoma Secretary of State on May 28, 1991, filed as Exhibit 3.0 to S-1 Registration Statement No. 33-90450, and (ii) Amendment attached as Exhibit A to the Information Statement and Prospectus Supplement filed November 20, 1991

5.1
The shares of common stock registered hereby to be offered and sold pursuant to the BOK Financial 401(k) Plan will be purchased in open market transactions. No opinion of counsel regarding the securities being registered is required.

23.1	Consent of Ernst & Young LLP

24.1	Power of Attorney (included on the signature page of this Registration Statement on Form S-8)

99.1	BOK Financial Corporation 401(k) Plan

107	Filing Fees

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes as follows:
(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement related to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
(h)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
[THE NEXT PAGE IS THE SIGNATURE PAGE]

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on the 20th day July, 2022.

BOK FINANCIAL CORORATION

By:	/s/ Stacy C. Kymes
Stacy C. Kymes President and Chief Executive Officer (Principal Executive Officer)
POWER OF ATTORNEY
We, the undersigned officers and directors of BOK Financial Corporation, do hereby constitute and appoint Stacy C. Kymes and Tamara R. Wagman, or either of them, our true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Stacy Kymes
Stacy Kymes, President & Chief Executive Office, Director    Date July 20, 2022

/s/ Steven Nell
Steven Nell, Chief Financial Officer, Director    Date July 20, 2022

/s/ John Morrow
John Morrow, Chief Accounting Officer    Date July 20, 2022

/s/ Alan S. Armstrong
Alan S. Armstrong, Director    Date July 20, 2022

/s/ C. Fred Ball, Jr.
C. Fred Ball, Jr., Director    Date July 20, 2022

/s/ Steven G. Bradshaw
Steven G. Bradshaw, Director    Date July 20, 2022

/s/ Chester E. Cadieux, III
Chester E. Cadieux, III, Director    Date July 20, 2022

/s/ John W. Coffey
John W. Coffey, Director    Date July 20, 2022

/s/ Joseph W. Craft
Joseph W. Craft, Director    Date July 20, 2022

/s/ David F. Griffin
David F. Griffin, Director    Date July 20, 2022

/s/ V. Burns Hargis
V. Burns Hargis, Director    Date July 20, 2022

/s/ Douglas D. Hawthorne
Douglas D. Hawthorne, Director    Date July 20, 2022

/s/ Kimberley D. Henry
Kimberley D. Henry, Director    Date July 20, 2022

/s/ Edward C. Joullian, IV
Edward C. Joullian, IV, Director    Date July 20, 2022

/s/ George B. Kaiser
George B. Kaiser, Director    Date July 20, 2022

/s/ Stanley A. Lybarger
Stanley A. Lybarger, Director    Date July 20, 2022

/s/ Steven J. Malcolm
Steven J. Malcolm, Director    Date July 20, 2022

/s/ Emmet C. Richards
Emmet C. Richards, Director    Date July 20, 2022

/s/ Claudia San Pedro
Claudia San Pedro, Director    Date July 20, 2022

/s/ Peggy I. Simmons
Peggy I. Simmons, Director    Date July 20, 2022

/s/ Michael C. Turpen
Michael C. Turpen, Director    Date July 20, 2022

/s/ Rose M. Washington
Rose M. Washington, Director    Date July 20, 2022

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the BOK Financial 401(k) Plan) have duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on the 20th day of July, 2022.

BOK FINANCIAL 401(k) PLAN

By:	/s/ Kelley E. Weil
Kelley E. Weil, Plan Administrator